FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:

Rebecca A. Caruso
Toys "R" Us
201/599-8090

FINANCIAL:

Louis Lipschitz
Toys "R" Us
201/802-5548

Lawrence A. Rand
Kekst and Company
212/593-2655

NAKASONE RESIGNS AS TOYS "R" US CEO
MICHAEL GOLDSTEIN NAMED ACTING CEO

Paramus, New Jersey, August 26, 1999 - Toys "R" Us, Inc. (NYSE: TOY), announced that Robert C. Nakasone, resigned effective today, as Chief Executive Officer. He also resigned as director of the company.

Michael Goldstein, Chairman of the Board and the former CEO, was named acting Chief Executive Officer. The company's Board of Directors has organized a Search Committee to work with Bob Kerson of Levy/Kerson, an executive recruitment firm that has been retained to begin an immediate search for Mr.
Nakasone's replacement.

Mr. Goldstein said that Mr. Nakasone's decision was based on "differing views regarding the direction of the company." Mr. Goldstein has already stepped into his role as acting Chief Executive Officer.

Mr. Goldstein joined Toys "R" Us in 1983 as Senior Vice President and Chief Financial Officer. He was named Vice Chairman of the Board in 1989 and Chief Executive Officer in 1994. Mr. Goldstein held that position until being named Chairman in 1998.

Toys "R" Us, the world's leading resource on kids, families and fun, currently operates 1,472 stores: 705 toy stores in the United States; 438 international toy stores, including franchise stores; 210 Kids "R" Us children's clothing stores; and 119 Babies "R" Us stores. The company also sells merchandise through its Internet site at http://www.toysrus.com and through mail order catalogs.

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